Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the Third Quarter of 2020 Fiscal Year, with Updates on Airline ETF, Gold & Precious Metal ETF and Investment in Blockchain Crypto Mining

************************************************************************

SAN ANTONIO–May 14, 2020–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $1.6 million, or a $0.11 per share loss, for the quarter ended March 31, 2020. That’s compared to net income of $779,000, or $0.05 per share, for the same three-month period a year earlier. The change is primarily due to unrealized investment losses in the current quarter compared to unrealized investment gains in the same quarter last year.

Operating loss from continuing operations for the quarter ended March 31, 2020, was $979,000, compared to a loss of $672,000 for the quarter ended March 31, 2019, an additional loss of $307,000. Total consolidated operating revenues for the quarter ended March 31, 2020, increased $57,000, or 7 percent, compared with the quarter ended March 31, 2019, due to higher average assets under management (“AUM”) in the ETFs and lower performance fees paid out. Total consolidated operating expenses for the current quarter increased $364,000, or 24 percent, compared with the same quarter in the prior year, primarily due to an increase in business development costs related to the increase in ETF assets during the current quarter.

Investment loss was $441,000 for the three months ended March 31, 2020, compared to investment income of $2.1 million for the three months ended March 31, 2019, a negative change of approximately $2.5 million. The negative change is primarily due to less unrealized gains on fair valued securities, primarily in HIVE Blockchain Technologies (“HIVE”), the Company’s primary strategy for exposure to cryptocurrencies and blockchain. The HIVE investment was valued at approximately $1.3 million at March 31, 2020, and had a cost of $2.4 million. There has been significant volatility in the market price of HIVE, which has materially impacted the investment’s value included on the balance sheet and unrealized gain (loss) recognized in investment income quarterly.

Total AUM of continuing operations as of period-end at March 31, 2020 were $665.1 million compared to $510.1 million at June 30, 2019, the Company’s prior fiscal year end, an increase of $155.0 million, or 30 percent. The increase in AUM is due to an increase in assets in the U.S. Global Jets ETF (“JETS”) (ticker JETS) that accelerated in the latter part of March 2020.

Economic and Financial Impact of COVID-19

During the quarter ended March 31, 2020, the rapid spread of the global COVID-19 outbreak and actions taken in response had a significant detrimental effect on the global and domestic economies and financial markets. Market declines affect the Company’s AUM and thus revenue and also the valuation of the Company’s corporate investments. It is early to determine the long-term impact of current circumstances on the Company’s business.

“On behalf of everyone at U.S. Global Investors, I want to extend my deepest sympathy to all those who have been impacted by the novel coronavirus,” says Frank Holmes, CEO and chief investment officer. “I am especially grateful for the hundreds of thousands of physicians, nurses and other health care workers who are on the frontlines battling this pandemic. They are the true heroes of this crisis.”

Record Inflows into the Company’s Airline ETF

JETS had its best quarter ever in its five-year history, with its net assets increasing more than $250 million between the beginning of the year and March 31, 2020. As of the end of the first quarter, total AUM in the smart-beta ETF stood at $302 million, more than four times the amount as the same time a year earlier. Average weekly trading volume for JETS was 3.6 million shares during the quarter ended March 31, compared to only 164,300 shares during the same three-month period in 2019.

“We couldn’t be more thrilled with how JETS has done this past quarter, and we’re pleased that investors see the incredible value in airlines as an asset class,” comments Mr. Holmes. “As most equity share prices have dropped during the impact of the coronavirus, deep-value investors and hedge funds have sought discounted exposure to airlines, an industry that most consider essential in today’s interconnected world. Some 2 million passengers flew every day in and out of U.S. airports in 2019, according to the Federal Aviation Administration (FAA). The industry also employed approximately 10 million U.S. workers, either directly or indirectly. Politicians know that the airline industry is critical in turning around the U.S. economy. That’s why, on March 27, Congress approved and President Donald Trump signed into law a $2.2 trillion stimulus package with $58 billion in earmarked liquidity for coronavirus-hit domestic airlines.

“The industry has historically been affected by external events like oil crises, terrorist attacks and currently the coronavirus, but we believe it will be among the first to rebound once the economy recovers following the COVID-19 crisis,” Mr. Holmes continues. “There’s already evidence that a recovery in bookings is underway. The Transportation Security Administration (TSA) has reported a big jump in the number of daily commercial air passengers. On May 8, the number of people the agency screened in the U.S. rose to 215,444, the highest level since March 26. That’s still 2.4 million below where we were a year earlier, but I see the increase as an encouraging sign.”

Unprecedented Fiscal and Monetary Stimulus Has Driven Up Demand for Gold

“I’m also pleased with how well our U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) performed during the quarter,” Mr. Holmes says. “GOAU’s average AUM for the quarter stood at $54.7 million, an impressive increase of 321 percent from the same three-month period in 2019.

“Demand for the yellow metal has seen a boost this year from unprecedented money-printing by global central banks and finance ministers to soften the blow of the coronavirus-triggered recession. In March, central banks in Group of Seven countries purchased some $1.4 trillion in financial assets, which is nearly five times the previous monthly record set in April 2009, when the world was dealing with what was then the worst crisis since the Great Depression. Meanwhile, world governments have unleashed a combined $8 trillion in fiscal stimulus, with more on the way.

“Right now the U.S. is printing money on a scale we’ve never seen. As of mid-April, the amount of M2 money supply—which includes cash and ‘near money’ such as savings deposits, money market securities and mutual funds—has raced up 16 percent compared to the same time a year ago. All of this is constructive for the price of gold, which I believe is on a path to exceed its previous record of $1,900 an ounce. Analysts at Bank of America now see the precious metal touching $3,000 within the next 18 months.

“We’re keeping our eyes on first-quarter earnings for gold mining stock in the coming days. Time will tell, but I expect to see that many generated healthy levels of free cash flow in the March quarter, which should help attract new GOAU investors who up until this point may have been sitting on the sidelines,” Mr. Holmes adds.

Update on HIVE Blockchain Technologies

As explained above, HIVE is the primary strategy for exposure to cryptocurrencies and blockchain. It was the first publicly-listed company involved in the mining of virgin digital coins, including Ethereum. It now also mines Bitcoin, the biggest cryptocurrency by market cap, after HIVE made a strategic acquisition in March of a Bitcoin mining operation with access to 30 megawatts (MW) of green, low-cost power. Many investors have traded HIVE as a proxy for Ethereum, as the two assets are correlated.

U.S. Global Investors Finalizes Its Sale of Galileo Global Equity Advisors

Effective March 2, 2020, the Company sold its 65 percent interest in Galileo Global Equity Advisors Inc. (“Galileo”) back to Galileo. Proceeds of approximately $746,000 were received (the equivalent of $1.0 million Canadian on the closing date of sale), and a realized gain of approximately $151,000 was recorded. In addition, upon the sale of Galileo, $228,000 in foreign currency losses were released from other comprehensive income (loss) and recorded as realized foreign currency losses.

Through the date of sale, Galileo was consolidated with the operations of the Company. Frank Holmes, CEO, and Lisa Callicotte, CFO, served as directors of Galileo through March 2, 2020. After the transaction, the Company has not and will not have continuing involvement with the operations of Galileo, except for an equity method investment in a fund managed by Galileo.

Adequate Liquidity and Capital Resources

As of March 31, 2020, the Company had net working capital of approximately $8.8 million. With approximately $2.1 million in cash and cash equivalents and $9.3 million in unrestricted securities at fair value, the Company has adequate liquidity to meet its current obligations.

In April 2020, the Company was approved for a loan of approximately $442,000 under the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company has under 25 employees and is considered a small business. The interest rate on the loan is 1 percent fixed, and the maturity date is in April 2022. The receipt of these funds, and the potential forgiveness of the loan, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. Except for the loan received in April 2020, the Company has no borrowings or long-term liabilities except for lease obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2020. For the three months ended March 31, 2020, the Company repurchased 69,420 class A shares using cash of $68,000. The plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. The Board of Directors has authorized a monthly dividend of $0.0025 per share through June 2020, at which time the Board of Directors will consider continuation of the dividend. The total amount of cash dividends expected to be paid to class A and class C shareholders from April to June 2020 is approximately $113,000.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, May 15, 2020, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	3/31/2020	3/31/2019
Operating Revenues	$914	$857
Operating Expenses	1,893	1,529
Operating Loss	(979)	(672)

Total Other Income (Loss)	(503)	2,110
Income (Loss) from Continuing Operations Before Income Taxes	(1,482)	1,438

Income Tax Expense	75	546
Net Income (Loss) from Continuing Operations	(1,557)	892
Loss from Discontinued Operations	(85)	(174)
Net Income (Loss)	(1,642)	718
Less: Net Loss Attributable to Non-Controlling Interest	(30)	(61)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$(1,612)	$779

Income (Loss) from continuing operations per share (basic and diluted)	$(0.11)	$0.06
Loss from discontinued operations per share (basic and diluted)	-	$(0.01)
Net income (loss) per share (basic and diluted)	$(0.11)	$0.05

Avg. common shares outstanding (basic)	15,121,950	15,132,408
Avg. common shares outstanding (diluted)	15,121,950	15,132,408

Avg. assets under management from continuing operations (millions)	$534.9	$517.3

####

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU.

M2 Money Supply is a broad measure of money supply that includes M1 in addition to all time-related deposits, savings deposits, and non-institutional money-market funds. Free cash flow (FCF) represents the cash a company generates after accounting for cash outflows to support operations and maintain its capital assets. Unlike earnings or net income, free cash flow is a measure of profitability that excludes the non-cash expenses of the income statement and includes spending on equipment and assets as well as changes in working capital from the balance sheet.

Cryptocurrency markets and related stocks have been, and are expected to continue to be, volatile. Cryptocurrency mining is considered an early stage high-risk industry, and the nature of mining is expected to evolve. Frank Holmes serves on the board as non-executive chairman of HIVE and held shares and options at March 31, 2020. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken.